Prospectus Supplement No. 1

Filed Pursuant to Rule 424(b)(3)

File No. 333-131148

Prospectus Supplement No. 1

(to Prospectus dated April 3, 2006)

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated April 3, 2006 (the “Prospectus”), relating to the sale from time to time of up to 10,143,446 shares of our common stock by certain selling shareholders.

On April 7, 2006, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to our issuance of a stock option to a named executive officer, our entry into an amendment to an employment agreement with a named executive officer, and the announcement of an intention of our principal financial officer to resign. The attached information supplements and supersedes, in part, the information contained in the Prospectus.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MDCV.”  On April 5, 2006, the closing price of a share on the OTC Bulletin Board was $1.15.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 5 of the Prospectus dated April 3, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is April 7, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 3, 2006

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-33295	41-1717208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Management Option Agreements

Effective April 3, 2006, the Compensation Committee of our Board of Directors awarded (1) a non-qualified stock option for the purchase of 286,696 shares of common stock to Marc P. Flores, our President and Chief Executive Officer, and (2) non-qualified stock options for the purchase of an aggregate of 172,018 shares of common stock to other key employees. The foregoing options were issued under our Amended and Restated 2001 Equity Incentive Plan. Such options vest to the extent of 25 percent on the first anniversary of the date of grant and 6.25 percent quarterly thereafter. They are exercisable at $1.20 per share, which was the closing price of our common stock on the OTC Bulletin Board on April 3, 2006. These options expire on April 3, 2013. The form of non-qualified stock option agreement used in connection with awards under our Amended and Restated 2001 Equity Incentive Plan appears as Exhibit 10.1 to this report.

Amendment to Executive Employment Agreement

On April 6, 2006, we entered into an amendment to executive employment agreement (the “Amendment”) with John H. Jungbauer, our Vice President, Finance and Chief Financial Officer, to reflect the mutual decision reached concerning Mr. Jungbauer’s departure from our company. Pursuant to the Amendment, Mr. Jungbauer’s employment will terminate on the date we advise him that we have engaged a new chief financial officer and/or principal accounting officer. We agreed, however, that the actual date of termination of Mr. Jungbauer’s employment will be no earlier than July 31, 2006. We also have the right, at our option, to extend Mr. Jungbauer’s employment (as a non-officer) for a transition period. Such transition period will not, without Mr. Jungbauer’s consent, continue beyond December 31, 2006.

Mr. Jungbauer’s compensation and benefits will continue to be paid under the employment agreement at their current rates through the termination date and any transition period. Except for the severance payments described below, Mr. Jungbauer will no longer be eligible for bonus or other incentive compensation. Under the terms of the employment agreement, Mr. Jungbauer has the right to terminate his employment upon 60 days’ prior notice and is entitled to a severance payment equal to six months of base compensation. Under the employment agreement, Mr. Jungbauer will receive a severance payment of $100,000 on his termination date. To facilitate a smooth transition, we have agreed to make an additional severance payment to Mr. Jungbauer. Under the Amendment, Mr. Jungbauer will receive an additional severance payment of $100,000 on January 2, 2007. In addition to these severance payments, we have agreed to pay or reimburse Mr. Jungbauer for medical (COBRA) benefits for the periods covered by the severance payments.

Mr. Jungbauer holds stock options for the purchase of 1,440,131 shares of our common stock. His stock option agreements provide that he has three months following termination of employment to exercise the vested portions thereof. Options to purchase 440,666 shares of our common stock will be vested as of July 1, 2006. Pursuant to the Amendment, we agreed to amend Mr. Jungbauer’s stock option agreements to provide that his options, to the extent vested on the termination date, will be exercisable for a period of twelve months following the termination of Mr. Jungbauer’s employment.

The Amendment further provides for a mutual release of claims and other terms and conditions customary for agreements of this nature. The Amendment, which appears as Exhibit 10.2 to this report, is incorporated by reference in response to this Item 1.01.

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ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(b)                                 On April 6, 2006, John H. Jungbauer, our Vice President, Finance and Chief Financial Officer, announced his intention to resign from his principal executive officer position at our company. Further details regarding the anticipated effective date of Mr. Jungbauer’s resignation are set forth under Item 1.01 above.

ITEM 8.01                    OTHER EVENTS

Management Bonuses

Effective April 3, 2006, the Compensation Committee of our Board of Directors awarded (1) a $66,750 bonus for services performed during our fiscal year ending April 30, 2006, to Marc P. Flores, our President and Chief Executive Officer, and (2) bonuses aggregating $45,000 to other key employees. The bonus awarded to Mr. Flores represented the target bonus (30 percent of annual base salary) payable to Mr. Flores under his previously filed employment agreement.

Management Base Salary Increases

Effective April 3, 2006, the Compensation Committee of our Board of Directors increased Mr. Flores’ annual base salary by 7 percent from $222,500 to $238,075 per year. As a result of this increase, Mr. Flores’ target bonus for services to be performed during our fiscal year ending April 30, 2007 increased to $71,423. The Compensation Committee also approved various other annual base salary increases for other key employees ranging from 4 percent to 6 percent.

ITEM 9.01                                       FINANCIAL STATEMENTS AND EXHIBITS.

(d)                                 Exhibits

See “Exhibit Index.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: April 7, 2006	By:	/s/ Marc P. Flores
Marc P. Flores
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Non-Qualified Stock Option Agreement under MedicalCV, Inc. Amended and Restated 2001 Equity Incentive Plan.

10.2	Amendment to Executive Employment Agreement by and between John H. Jungbauer and MedicalCV, Inc., dated April 6, 2006.

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EXHIBIT 10.1

MEDICALCV, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

PURSUANT TO 2001 EQUITY INCENTIVE PLAN

No. of shares subject to option:	Option No.:
Date of grant:

THIS OPTION AGREEMENT is entered into by and between MedicalCV, Inc., a Minnesota corporation (the “Company”), and                               (the “Optionee”) pursuant to the Company’s 2001 Equity Incentive Plan, as amended to date (the “Plan”). Unless otherwise defined herein, certain capitalized terms shall have the meaning set forth in the Plan.

W I T N E S S E T H:

1.             Nature of the Option.  This Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended.

2.             Grant of Option.  Pursuant to the provisions of the Plan, the Company grants to the Optionee, subject to the terms and conditions of the Plan and to the terms and conditions herein set forth, the right and option to purchase from the Company all or a part of an aggregate of 232,500 (two hundred thirty-two thousand, five hundred) shares of Stock (the “Shares”) at the purchase price of $0.84 per share, such Option to be exercised as hereinafter provided.

3.             Terms and Conditions.  It is understood and agreed that the Option evidenced hereby is subject to the following terms and conditions:

(a)           Expiration Date.  This Option shall expire ten years after the date of grant specified above. Notwithstanding the foregoing, if the Optionee’s employment or relationship with the Company or Related Company is terminated by reason of death, Disability or Retirement, this Option shall expire on the one-year anniversary of the termination date. If the Optionee’s employment or relationship with the Company or Related Company is terminated by reasons for other than death, Disability or Retirement, this Option shall, subject to Section 4 of the Plan, expire on the three-month anniversary of the termination date. Except as otherwise provided by the Board, an Optionee shall be considered to have a “Disability” if the Optionee is unable, by reason of a medically determinable physical or mental impairment, to substantially perform the principal duties of employment with the Company, which condition, in the opinion of a physician selected by the Board, is expected to have a duration of not less than 120 days.

(b)           Exercise of Option.  Subject to the Plan and the other terms of this Agreement regarding the exercisability of this Option, this Option shall be exercisable cumulatively, to the extent it is vested, as set forth in Exhibit A. Any exercise shall be accompanied by a written notice to the Company specifying the number of shares of Stock as to which the Option is being exercised. Notation of any partial exercise shall be made by the Company on Schedule I hereto. This Option may not be exercised for a fraction of a Share, and must be exercised for no fewer than one hundred (100) shares of Stock, or such lesser number of shares as may be vested.

(c)           Payment of Purchase Price Upon Exercise.  At the time of any exercise, the Exercise Price of the Shares as to which this Option is exercised shall be paid in cash to the Company, unless, in accordance with the provisions of Section 4.2(c) of the Plan, the Board shall permit or require payment of the purchase price in another manner set forth in the Plan.

(d)           Nontransferability.  This Option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, this Option shall be exercisable only by the Optionee or by the Optionee’s guardian or legal representative. No transfer of this Option by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company is furnished with written notice thereof and a copy of the will and/or such other evidence as the Board may determine necessary to establish the validity of the transfer.

(e)           Acceleration of Option Upon Change in Control.  In the event of a Change in Control, as defined in Section 1.3 of the Plan, the provisions of Section 3(b) and Exhibit A hereof pertaining to vesting shall cease to apply and this Option shall become immediately vested and fully exercisable with respect to all Shares; provided, however, that the provisions of this Subsection 3(e) shall not apply unless the Optionee has been employed by the Company for a period equal to or exceeding one calendar year. No acceleration of vesting shall occur under this Subsection 3(e) in the event a surviving corporation or its parent assumes this Option or in the event the surviving corporation or its parent substitutes an option agreement with substantially the same terms as provided in this Agreement. Nothing in this Subsection 3(e) shall limit the Committee’s authority to cancel this Option in accordance with Section 9 of the Plan.

(f)            Subject to Lock Up.  Optionee understands that the Company at a future date may file a registration or offering statement (the “Registration Statement”) with the Securities and Exchange Commission to facilitate an underwritten public offering of its securities. The Optionee agrees, for the benefit of the Company, that should such an underwritten public offering be made and should the managing underwriter of such offering require, the undersigned will not, without the prior written consent of the Company and such underwriter, during the Lock Up Period as defined herein: sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of this Option or any of the Shares acquired upon exercise of this Option during the Lock Up Period; or sell or grant, or agree to sell or grant, options, rights or warrants with respect to any of the Shares acquired upon exercise of this Option. The foregoing does not prohibit gifts to donees or transfers by will or the laws of descent to heirs or beneficiaries provided that such donees, heirs and beneficiaries shall be bound by the restrictions set forth herein. The term “Lock Up Period” shall mean the lesser of (x) 180 days or (y) the period during which Company officers and directors are restricted by the managing underwriter from effecting any sales or transfers of the Shares. The Lock Up Period shall commence on the effective date of the Registration Statement.

(g)           Not An Employment Contract.  The Option will not confer on the Optionee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Optionee’s employment or other service at any time.

(h)           No Rights as Shareholder.  The Optionee shall have no rights as a shareholder of the Company with respect to any Shares prior to the date of issuance to the Optionee of a certificate for such Shares.

(i)            Compliance with Law and Regulations.  This Option and the obligation of the Company to sell and deliver Shares hereunder shall be subject to all applicable laws, rules and regulations (including, but not limited to, federal securities laws) and to such approvals by any government or regulatory agency as may be required. This Option shall not be exercisable, and the Company shall not be required to issue or deliver any certificates for Shares of Stock prior to the completion of any registration or qualification of such Shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. Moreover, this Option may not be exercised if its exercise or the receipt of Shares of Stock pursuant thereto would be contrary to applicable law.

(j)            Withholding.  All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Optionee, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Optionee already owns, or to which the Optionee is otherwise entitled under the Plan.

4.             Termination of Employment.  Upon the termination of the employment of Optionee prior to the expiration of the Option, the following provisions shall apply:

(a)           Upon the Involuntary Termination of Optionee’s employment or the voluntary termination or resignation of Optionee’s employment, the Optionee may exercise the Option to the extent the Optionee was vested in and entitled to exercise the Option at the date of such employment termination for a period of three (3) months after the date of such employment termination, or until the term of the Option has expired, whichever date is earlier. To the extent the Optionee was not entitled to exercise this Option at the date of such employment termination, or if Optionee does not exercise this Option within the time specified herein, this Option shall terminate.

(b)           If the employment of an Optionee is terminated by the Company for cause, then the Board or the Committee shall have the right to cancel the Option.

5.             Death, Disability or Retirement of Optionee.  Upon the death, Disability or Retirement, as defined herein, of Optionee prior to the expiration of the Option, the following provisions shall apply:

(a)           If the Optionee is at the time of his Disability employed by the Company or a Subsidiary and has been in continuous employment (as determined by the Committee in its sole discretion) since the Date of Grant of the Option, then the Option may be exercised by the Optionee for one (1) year following the date of such Disability or until the expiration date of the Option, whichever date is earlier, but only to the extent the Optionee was vested in and entitled to exercise the Option at the time of his Disability. For purposes of this Section 5, the term “Disability” shall mean that the Optionee is unable, by reason of a medically determinable physical or mental impairment, to substantially perform the principal duties of employment with the Company, which condition, in the opinion of a physician selected by the Board, is expected to have a duration of not less than 120 days, unless the Optionee is employed by the Company, a Parent, a Subsidiary or an Affiliate, pursuant to an employment agreement which contains a definition of “Disability,” in which case such definition shall control. The Committee, in its sole discretion, shall determine whether an Optionee has a Disability and the date of such Disability.

(b)           If the Optionee is at the time of his death employed by the Company or a Subsidiary and has been in continuous employment (as determined by the Committee in its sole discretion) since the Date of Grant of the Option, then the Option may be exercised by the Optionee’s estate or by a person who acquired the right to exercise the Option by will or the laws of descent and distribution, for one (1) year following the date of the Optionee’s death or until the expiration date of the Option, whichever date is earlier, but only to the extent the Optionee was vested in and entitled to exercise the Option at the time of death.

(c)           If the Optionee is at the time of his Retirement employed by the Company or a Subsidiary and has been in continuous employment (as determined by the Committee in its sole discretion) since the Date of Grant of the Option, then the Option may be exercised by the Optionee for one (1) year following the date of the Optionee’s Retirement or until the expiration date of the Option, whichever date is earlier, but only to the extent the Optionee was vested in and entitled to exercise the Option at the time of Retirement. For purposes of this Section 5, Retirement of the Optionee shall mean, with the approval of the Committee, the occurrence of the Optionee’s Date of Termination on or after the date the Optionee attains age 55.

(d)           If the Optionee dies within three (3) months after Termination of Optionee’s employment with the Company or a Subsidiary the Option may be exercised for nine (9) months following the date of Optionee’s death or the expiration date of the Option, whichever date is earlier, by the Optionee’s estate or by a person who acquires the right to exercise the Option by will or the laws of descent or distribution, but only to the extent the Optionee was vested in and entitled to exercise the Option at the time of Termination.

6.             Termination of Relationship for Misconduct; Clawback.  If the Board or the Committee reasonably believes that the Optionee has committed an act of misconduct, it may suspend the Optionee’s right to exercise this option pending a determination by the Board or the Committee. If the Board or the Committee determines that the Optionee has committed an act of misconduct or has breached a duty to the Company, neither the Optionee nor the Optionee’s estate shall be entitled to exercise the Option. For purposes of this Section 6, an act of misconduct shall include embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, breach of fiduciary duty or deliberate disregard of the Company’s rules resulting in loss, damage or injury to the Company, or if the Optionee makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition with respect to the Company, or induces any party to breach a contract with the Company. In making such determination, the Board or the Committee shall act fairly and shall give the Optionee an opportunity to appear and present evidence on the Optionee’s behalf at a hearing before the Board or the Committee. For purposes of this Section 6, an act of misconduct or breach of fiduciary duty to the Company shall be an event giving the Company the right to terminate Optionee’s employment pursuant to Section 1 of Optionee’s Employment Agreement within the Company dated                                     , which Agreement is incorporated herein by reference. In addition, misconduct shall include willful violations of federal or state securities laws. In making such determination, the Board or the Committee shall act fairly and shall give the Optionee an opportunity to appear and present evidence on the Optionee’s behalf at a hearing before the Board or the Committee. In addition, if the Company, based upon an opinion of legal counsel or a judicial determination, determines that Section 304 of the Sarbanes-Oxley Act of 2002 is applicable to Optionee hereunder, to the extent that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, Optionee shall reimburse the Company for any compensation received by Optionee from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement and any profits received from the sale of the Company’s common stock or common stock equivalents, acquired pursuant to this Agreement.

7.             Optionee Bound by Plan.  The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. In the event of any question or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall govern.

8.             Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights exercisable by the Optionee or benefits deliverable to the Optionee under this Agreement have not been exercised or delivered, respectively, at the time of the Optionee’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Optionee in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Optionee fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Optionee, any rights that would have been exercisable by the Optionee and any benefits distributable to the Optionee shall be exercised by or distributed to the legal representative of the estate of the Optionee. If a deceased Optionee designates a beneficiary and the Designated Beneficiary survives the Optionee but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

9.             Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Optionee from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

10.           Notices.  Any notice hereunder to the Company shall be addressed to it at its principal executive offices, located at 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077, Attention: Chief Executive Officer; and any notice hereunder to the Optionee shall be addressed to the Optionee at the address last appearing in the employment records of the Company; subject to the right of either party to designate at any time hereunder in writing some other address.

11.           Counterparts.  This Agreement may be executed in two counterparts each of which shall constitute one and the same instrument.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, except to the extent preempted by federal law, without regard to the principles of comity or the conflicts of law provisions of any other jurisdiction.

IN WITNESS WHEREOF, MedicalCV, Inc. has caused this Agreement to be executed by its Chief Executive Officer and the Optionee has executed this Agreement, both as of the day and year first above written.

MEDICALCV, INC.

By Marc P. Flores
Its President and Chief Executive Officer

OPTIONEE

[Name]
[Address]

EXHIBIT A

OPTION AND VESTING DATA

Name of Optionee:

Total Number of Shares Subject to Option:

Date of Grant:

OPTION VESTING SCHEDULE

NO. OF SHARES
DATE	VESTED

The above vesting schedule assumes an ongoing relationship with the Company. Your rights to exercise the unvested portion of your option will cease upon termination of relationship with the Company, subject to Change in Control provisions set forth in Section 9 of the Plan. Reference is made to the Plan and to relevant sections of the Agreement between you and the Company for your rights to exercise the vested portion of your option in the event of termination of your relationship with the Company during lifetime or upon death. The above vesting schedule is in all respects subject to the terms of those documents.

OPTIONEE	MEDICALCV, INC.

[Name]	By Marc P. Flores
[Address]	Its President and Chief Executive Officer

SCHEDULE I - NOTATIONS AS TO PARTIAL EXERCISE

Date of Exercise	Number of Purchased Shares	Balance of Shares on Option	Authorized Signature	Notation Date

EXHIBIT 10.2

April 6, 2006

Mr. John H. Jungbauer

VP, Finance and CFO

MedicalCV, Inc.

9725 South Robert Trail

Inver Grove Heights, MN 55077

Re:                             Amendment to Executive Employment Agreement

Dear Mr. Jungbauer:

Reference is made to your Executive Employment Agreement with MedicalCV, Inc. (“MedCV” or “we”) dated August 8, 2005 (the “Employment Agreement”) providing for your employment as Vice President, Finance and Chief Financial Officer of MedCV. Following our discussions concerning the future needs of MedCV as we enter into a new stage of growth, we have reached a mutual decision concerning your departure from MedCV. This letter (the ”Agreement”) will address amendments to the Employment Agreement and your severance and transition arrangements. Except as provided in this letter, the following supersedes all other existing arrangements for your employment, compensation and benefits.

1.                                       Termination and Duties.  Section 3.01 of the Employment Agreement is hereby amended and superseded by the following. In lieu of further notice of termination of employment by you or MedCV, it is agreed that, except as provided below, your employment by MedCV will terminate on the date we advise you that MedCV has engaged a new chief financial officer and/or principal accounting officer (the “Termination Date”). We agree, however, that the actual date of termination of your employment shall not be earlier than July 31, 2006. On the date we engage a new chief financial officer or principal accounting officer, you will be deemed to have resigned from all offices held by you with MedCV. If we advise you that we have engaged a new chief financial officer and/or principal accounting officer, you agree that we will also have the right, at our option, to extend your employment (as a non-officer)  through a transition period which we specify in writing, but which shall not continue beyond December 31, 2006, without your consent.. During such transition period, you agree to assist MedCV and such officer as needed in all matters pertaining to accounting and SEC reporting matters. Until the Termination Date, you agree to continue to serve as MedCV’s Vice President, Finance and Chief Financial Officer and will be charged with primary responsibility for coordinating MedCV’s accounting and SEC filings. You and your staff will diligently complete and close MedCV’s accounting for the year ending April 30, 2006; will work with company officers, auditors and legal counsel to prepare and timely file MedCV’s 10-KSB report for such fiscal year; and will sign such 10-KSB and all appropriate certifications thereto. The forgoing is a condition to the payment of the severance payment to you provided in Paragraph 3.

2.                                       Compensation.  Your base compensation and benefits will continue to be paid to you under the terms of your Employment Agreement at their current rates through the Termination Date and any transition period. Except for the severance payment provided below, however, no other bonus or monetary compensation will be paid to you. The foregoing supersedes Sections 4.01, 4.02 and 6.01 of the Employment Agreement.

3.                                       Special Severance Payment.  Under the terms of the Employment Agreement, you have the right to terminate your employment upon 60 days prior notice and are entitled to a severance payment equal to six months of your base compensation. We desire to have a smooth transition of your duties to a new chief financial officer. Therefore, conditioned upon your performance of this Agreement, MedCV will pay an additional severance amount equal to $100,000. The severance amounts hereunder shall be payable $100,000 (under your Employment Agreement) on the Termination Date, and the special payment ($100,000) on January 2, 2007. MedCV will also pay you the severance benefits provided in Section 7.01(a) and (b) of the Employment Agreement. All amounts payable to you will be reduced by applicable withholdings.

4.                                       Amendment to Stock Option.  Your current stock options for the purchase of 1,440,131 shares of MedCV Common Stock provide that you have three months following termination of employment to exercise the vested portions thereof. Approximately 440,666 will be vested as of July 1, 2006. In consideration of your agreements contained in this letter, it is agreed that your stock option agreements will be amended, effective upon your execution of this Agreement, to provide that your options, to the extent vested upon termination of your employment, will be exercisable for a period of twelve months following the termination of your employment. If required by any underwriter or agent in connection with the sale of our securities, during such 12-month period, you agree to abide by and enter into any form of share lock-up agreement that is entered into by any other executive officer of MedCV. In the event you enter into such lock-up agreement, the exercise period of your options will be extended for at least 90 days following the termination of any lock-up period to enable you to exercise your option.

5.                                       Revocation.  You have twenty-one (21) days from the date you receive this Agreement to consider whether to sign this Agreement (not including the day you receive it), and are advised in writing by this paragraph to consult an attorney as part of the consideration process. The 21-day consideration period thus expires at the end of the day on April 28, 2006. If you sign this Agreement before the expiration of the 21-day period, you do so because you do not need additional time beyond the signature date to decide whether to enter into this Agreement. You acknowledge that once you execute this Agreement, you may, if you choose, revoke the Agreement within fifteen (15) days after the date on which you signed it. (The parties hereto agree that this 15-day revocation period includes, and is not in addition to, the seven-day consideration period required by the Age Discrimination in Employment Act.)  If you choose to revoke, written notice of revocation must be delivered either in person, or mailed by certified mail, return receipt requested, and properly addressed to:

Marc P. Flores

President and Chief Executive Officer

MedicalCV, Inc.

9725 South Robert Trail

Inver Grove Heights, MN 55077

If mailed, the written notice of revocation must be postmarked within the 15-day period. If you do not timely revoke your execution of this Agreement, then the sixteenth day following the date of your execution will be the “Effective Date” of this Agreement. By executing this Agreement, you represent that you understand the terms and effect of this Agreement and enter into it willingly, knowingly, and voluntarily.

6.                                       Release.  You, on behalf of yourself, your heirs, successors, agents, assigns, and all other persons who could assert a claim based on a relationship with you and/or dealings with MedCV, waive

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and release and promise never to assert any or all claims that exist or might exist against MedCV, its related business entities, and their current and former shareholders, directors, officers, employees, agents, attorneys, insurers, and assigns, prior to the your signing of this Agreement. These claims include, but are not limited to, claims arising under federal, state or local statutes, ordinances, regulations, rules, or common law, including but not limited to the following (as amended): Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family Medical Leave Act; the Employee Retirement Income Security Act; any state statute or law governing employment, discrimination, or harassment in employment or governing termination of employment, including but not limited to the Minnesota Human Rights Act, or similar state statutes or local ordinances; the law of contract and tort including but not limited to claims for defamation, fraud or misrepresentation, breach of privacy, assault, battery, intentional or negligent infliction of emotional distress, promissory estoppel, or any quasi-contractual theory or any other theory arising under the common law; and any claims for attorney’s fees, costs, or disbursements, or any action in equity, all to the fullest extent permitted by law. You represent and warrant that you have not assigned any such claims to anyone else. You further agree to the extent permitted by law not to sue or commence any other legal or equitable actions against MedCV, except to enforce this Agreement. You acknowledge and agree that this Agreement, including the extension of the exercise period of your options and the special severance payment to you provided in Paragraph 3, provided herein constitutes a fair, sufficient, and adequate consideration for promises in this Agreement.

MedCV hereby releases you from all claims, liabilities or causes of action (collectively, “Claims”) known to MedCV on the date hereof; provided, however, that your release shall not apply to Claims (i) arising out of the enforcement of this Agreement or your Employment Agreement; or (ii) arising from claims made by third parties.

7.                                       Litigation Support.  Within the forty-eight (48) month period following the Termination Date, you will comply with any reasonable request by MedCV or its attorneys to assist in connection with pending or future litigation or charges involving MedCV, including but not limited to matters involving any past or present agent or employee of MedCV, involving another business entity, or involving any other MedCV-affiliated entity, parent, or successor. MedCV will reimburse you for all reasonable, out-of-pocket expenses incurred in providing such assistance. If you are requested to perform services in excess of eighty (80) hours during such period, MedCV will reimburse you at the rate of $100.00 per hour.

8.                                       Miscellaneous.  This Agreement and the documents it references constitute the entire agreement between you and MedCV with respect to the matters covered and except for the last sentence of this paragraph, supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to the subject matter of this Agreement, including but not limited to any previously-existing contract, agreement, understanding, practice, or policy (oral or written) relating to separation or severance pay in the event of termination of employment, except that the benefit plans that you participate in shall remain in full force and effect for as long as you participate in any such benefit plan. Except as provided in this Agreement, the remaining provisions of your Employment Agreement not inconsistent with this Agreement will remain in effect in accordance with their terms.

If any provision of this Agreement is held to be void, voidable, unlawful, or unenforceable, the remaining portions of this Agreement will continue in full force and effect. Notwithstanding the foregoing, if your releases of claims set forth in Paragraph 6 are held to be invalid or unenforceable, then at its option, MedCV may declare the Agreement null and void and recover from you the payments and benefits provided under Section 3 above.

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MEDICALCV, INC.

By:	/s/ Marc P. Flores
Marc P. Flores
President and Chief Executive Officer

/s/ John H. Jungbauer
John H. Jungbauer

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